Exhibit 10.1

Addendum #2 to Executive Employment Agreement

This Addendum #2 to the Executive Employment Agreement (“Addendum #2”) is made and entered into as of March 15, 2024 (the “Effective Date”), by and between Red Cat Holdings, Inc., a Nevada Corporation (the “Company”) and Joseph Hernon an individual (“Executive”), and collectively, the “Parties”.

WITNESSETH:

WHEREAS, Executive is employed by the Company pursuant to the terms of an Executive Employment Agreement dated July 1, 2021 (the “Agreement”) which was amended by an Addendum dated July 24, 2024, as incorrectly stated, which amendment date was in fact July 24, 2023, (“Addendum #1”), and

WHEREAS, the Company and Executive wish to further amend the Agreement, as permitted by Agreement section 14(c), and to (i) terminate the employment relationship and Agreement, (ii) enter into a consulting services agreement, (iii) extend the vesting and exercisability of equity compensation awards, and (iv) provide for the reimbursement of legal fees.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Addendum #2 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive covenant and agree to the following.

1.	Employment Termination. As of the Effective Date, Executive’s employment with Company shall terminate due to a resignation without Good Reason by Executive and the Effective Date is also Executive’s separation from service with the Company under Internal Revenue Code Section 409A. Other than being paid his base salary until the Effective Date, Executive acknowledges and agrees that he is not entitled to any other compensation payments or benefits except as set forth in Section 3. The Agreement is also terminated and without further force or effect except with respect to such provisions in the Agreement that by their own terms expressly survive the termination of the Agreement. For avoidance of doubt and without limitation, Sections 7, 12 and 13 of the Agreement shall continue to remain in full force and effect after the Effective Date.
2.	Consulting Services Agreement. On the Effective Date, the Parties have also entered into the Consulting Services Agreement (“CSA”) attached hereto as Exhibit A.
3.	Equity Compensation Awards. The Company has reviewed Section 6.1 of the 2019 Equity Incentive Plan (the “Plan”) and determined that the CSA, which becomes effective upon the termination of Executive’s employment, represents continued services to the Company, and that the Plan permits the following terms with respect to outstanding stock options (“Options”) and outstanding restricted stock (“RS” and together with the Options, the “Awards”) issued to the Executive under the Plan. All of Executive’s Awards shall continue to be governed by their applicable terms and conditions except as modified in this Section 3. All of Executive’s Awards shall continue to vest under their terms and conditions through August 1, 2024 except if Executive materially breaches his contractual obligations to Company or is terminated for Cause under Exhibit A. All of Executive’s Options shall, to the extent vested on August 1, 2024, remain exercisable until the earliest of (i) June 30, 2027, (ii) the date on which the Options would otherwise expire under their other terms and conditions even if hypothetically Executive’s services had not terminated, or (iii) the date on which Executive materially breaches his contractual obligations to Company or is terminated for Cause under Exhibit A.
4.	Legal Fees. The Company shall pay the reasonable legal expenses incurred by Executive (not to exceed $5,500) in connection with this Addendum #2. Executive shall provide Company with applicable receipts/invoices within 30 days of the Effective Date and the Company shall remit the approved reimbursement amount to Executive within 45 days of Company’s receipt of such invoices.

As set forth below, the Parties have voluntarily and mutually executed this Addendum #2 on the Effective Date.

COMPANY: Red Cat Holdings, Inc.

By: /s/ Jeffrey Thompson

Name: Jeffrey Thompson

Title: Chairman of the Board of Directors, CEO

EXECUTIVE: Joseph Hernon

BY: /s/ Joseph Hernon

Name: Joseph Hernon

EXHIBIT A

CONSULTING SERVICES AGREEMENT

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) dated as of March 15, 2024 (“Effective Date”) is by and between Red Cat Holdings, Inc., a Nevada corporation, (the “Contractor” or “Company”), and Joseph Hernon (the “Consultant”).

WHEREAS, Company and Consultant are parties to an Executive Employment Agreement, dated July 1, 2021 as amended by the parties (the “Employment Agreement”);

WHEREAS, Contractor desires to have Consultant perform consulting services for Contractor after Consultant’s employment with Contractor terminates and Consultant has agreed to do so upon the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article I - Services

Consultant shall perform the services set forth in the Scope of Services, attached hereto as Exhibit A (the “Services”). Contractor reserves the right in its sole discretion to make such changes in work, specifications, or level of effort, as may be necessary or desirable and any difference in contract price resulting from such changes must be agreed upon in writing by Contractor before the work is begun.

Article II - Payment

The compensation, the period of performance and timing of payment for the Services are set forth in Exhibit A, attached hereto. No tax withholding will be effected on any payments made by the Contractor to Consultant. Consultant will be solely liable and responsible for the payment of Consultant’s taxes arising as a result of any payment hereunder including without limitation any unexpected or adverse tax consequence. This Agreement is intended to be exempt from the requirements of section 409A of the Internal Revenue Code of 1986 as amended (“Section 409A”) but in any event, Contractor shall have no liability to Consultant or any other person for any taxes, penalties or interest imposed by Section 409A. For purposes of Section 409A, Consultant experienced a separation from service with Contractor on the Effective Date.

Article III - Status as Independent Contractor

Both Contractor and Consultant expressly acknowledge and agree that Consultant is an independent contractor and shall not act as or be an agent for or employee of Contractor. All of Consultant’s activities in performing the Services shall be at Consultant’s sole risk and except as expressly provided herein, Consultant shall not be entitled to Workers Compensation or any other benefits or insurance protection provided by Contractor to their agents and employees. Subject to Article IV, as an independent contractor, Consultant shall be solely responsible for determining the means and methods for performing the Services. Consultant shall be solely responsible for complying with and paying any and all taxes applicable to compensation received under this Agreement.

Article IV - Standard of Care

Consultant agrees to perform the Services with that standard of care, skill and diligence normally provided by a professional person in the performance of similar services. Consultant shall furnish personnel having the appropriate experience and knowledge in order to perform their assigned tasks and duties in an efficient, competent and timely manner in accordance with generally accepted industry standards. Consultant expressly acknowledges that Contractor will rely upon the competence and completeness of Consultants’ Services in utilizing the results of such Services in fulfilling their contractual commitments to third parties. In no event shall Consultant retain, hire or employ the services of subcontractors, third parties or others without the express written authorization and approval of Contractor.

Article V - Use of Materials; Confidentiality

Section 1 - Use of Materials.

Contractor shall own all rights to any and all work products, patents, processes, copyrights, studies, flow charts, diagrams, devices, programs, source codes, inventions, original works of authorship, know-how, and other tangible or intangible material or data of any nature developed by Consultant or as a result of any of Consultant’s Services. Any work product generated by Consultant hereunder shall be deemed a work made for hire. If any of such work product shall be deemed other than a work for hire, Consultant hereby assigns to Contractor all rights, title and interest in and to such work product. Consultant agrees to execute and deliver such documents and instruments as Contractor may deem necessary and appropriate to transfer to Contractor any and all rights, title, and interest, including copyrights, Consultant has in any such work.

Section 2 - Confidentiality.

Consultant shall not publish, disclose, or otherwise divulge Confidential Information to any person, at any time during or after the term of this Agreement, without Contractor’s prior express written consent. For purposes of this Agreement, “Confidential Information” shall mean non-public, confidential or proprietary information belonging to Contractor.

The term “Confidential Information” does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by Consultant or Consultant’s representatives in violation of this Agreement), (ii) was available to Consultant on a non-confidential basis from a source other than Contractor, provided that such source is not bound by a confidentiality agreement that was applicable to the Confidential Information, or (iii) has been independently acquired or developed by Consultant without violating any of its obligations under this Agreement.

In the event that Consultant becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Consultant shall give Contractor prompt prior written notice of such requirement so that Contractor may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that Contractor waives compliance with the terms hereof, Consultant agrees to provide only that limited portion of the Confidential Information that it is advised by written opinion of counsel is legally required and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

Consultant represents that its performance of all terms of this Agreement as a consultant of Contractor has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or trust prior or subsequent to the commencement of the Agreement, and Consultant will not disclose to Contractor, or induce Contractor to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

The parties agree that in the event of a breach of this Confidentiality provision, Contractor shall be entitled to equitable relief, including injunction and specific performance, in addition to all other remedies available at law or equity. Consultant shall be responsible for, and shall indemnify and hold harmless Contractor, for the violation of this Confidentiality provision by any of its representatives. This Confidentiality provision shall survive the termination of this Agreement. This Section 2 does not supersede, modify, or minimize the terms and conditions of any prior confidentiality agreements with Contractor that Consultant has previously executed.

Section 3 - No Solicitation of Employees, Consultants and Other Parties.

Consultant agrees that during the term of the Agreement, Consultant shall not either directly or indirectly solicit, induce, recruit or encourage any of Contractor’s employees or other consultants to terminate their relationship with Contractor, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of Contractor, either for itself or for any other person or entity. Further, during the term of this Agreement, Consultant shall not solicit any licensor to or customer of Contractor or licensee of Contractor’s products, in each case, that are known to Consultant, with respect to any business, products or services that are competitive to the products or services offered by Contractor or under development.

Article VI - Termination

This Agreement shall terminate upon Consultant’s death or “Disability” (which for purposes of this Agreement shall mean (x) Consultant’s inability to substantially perform the duties described herein as determined by Contractor in its sole discretion or (y) the meaning provided to such term in the Employment Agreement). Additionally, Contractor may terminate the consulting relationship and this Agreement at any time with or without Cause by providing written notice to Consultant. For all purposes of this Agreement, “Cause” shall mean (i) a willful breach by the Consultant of a material provision of this Agreement, or (ii) a material and willful violation of a federal or state law or regulation applicable to the business of Contractor, (iii) the conviction of a felony crime, or (iv) the meaning provided to such term in the Employment Agreement. Except as expressly provided herein, no further compensation or benefits will be paid or provided to the Consultant under this Agreement for periods following the date of termination of this Agreement.

Article VII - Miscellaneous Provisions

Section 1 - Prior Agreements.

This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are superseded by this Agreement.

Section 2 - Amendments.

Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated, except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

Section 3 - Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and/or permitted assigns; provided, however, that Consultant may not assign this Agreement without the prior written consent of Contractor in its sole discretion. Contractor may assign its rights and obligations under this Agreement to any other party in its discretion.

Section 4 - Availability of Information.

All financial statements, reports, billings and other documents shall properly reflect the facts about all activities and transactions handled for the accounts of Contractor. Contractor’s duly authorized representatives shall have, during the term of this Agreement and for three years thereafter, access at all reasonable times to all of the Consultant’s accounts and records that may be needed to verify and audit compliance with the provisions of this Agreement and all charges to Contractor.

Section 5 - Business Ethics.

Consultant shall exercise reasonable care and diligence to prevent any actions or conditions which could result in a conflict with Contractor’s interest.

Consultant represents and warrants that its execution of this Agreement and the Services hereunder does not, and will not, violate the terms of any other agreement to which Consultant is (or was) a party, or violate any legal obligations to any other person or entity, or cause a conflict of interest with respect to Consultant’s employment or other service obligations. Consultant further represents and warrants that, while working for the Contractor, it will not violate the terms of any other agreement to which it is (or was) a party, or violate Consultant’s legal obligations to any other person or entity, or cause a conflict of interest with respect to Consultant’s employment or other service obligations.

During the term of this Agreement, Consultant shall not accept any employment or engage in any work which creates a conflict of interest or competes with Contractor. Before engaging in an activity which may compete with Contractor or may give rise to a conflict of interest or the perception of such conflict of interest, Consultant shall disclose to Contractor its contemplated activity and obtain Contractor’s express written approval before proceeding.

Consultant shall not offer gifts, entertainment, payments, loans or other considerations to Contractor’s employees, their families, vendors, subcontractors and other third parties for the purpose of influencing such persons to act contrary to Contractor’s interest.

Consultant shall immediately notify Contractor of all violations of this provision upon becoming aware of such violation.

Section 6 - Consequential Damages.

Neither party nor its affiliates, nor their officers, directors, employees or agents shall be liable hereunder to the other party or its affiliates for consequential or indirect loss or damage, including loss of profit, loss of use, loss of revenue or any other special or incidental damages.

Section 7 - Business Opportunities.

This Agreement shall in no way be construed to (i) preclude in any way either party from pursuing any other business opportunities; (ii) establish any relationship between Contractor and Consultant with respect to such business opportunities; or (iii) establish any relationship between Contractor and Consultant with respect to the transaction that is the subject of this Agreement.

Section 8 - Notice.

Any notice given under this Agreement shall be in writing and shall be hand delivered, sent by registered or certified mail, or delivered by a reputable overnight courier such as Federal Express to the parties at their respective addresses specified above.

Section 9 - Severability.

The terms of this Agreement shall be deemed severable so that if any term should be found illegal or unenforceable, the remaining terms shall nevertheless continue in full force and effect.

Section 10 - Indemnity.

Consultant shall indemnify Contractor from and against all losses, claims, expenses, damages and liabilities (including, without limitation, any taxes, penalties, fees, or other costs) which arise out of any: (i) breach of this Agreement by Consultant or (ii) violation by Consultant of any applicable laws in connection with this Agreement.

Section 11 - Insurance.

Consultant shall, at its own expense, maintain for the term of this Agreement on its own behalf, and on behalf of any its agents, a professional indemnity insurance policy to a minimum value specified by Contractor for any one originating cause for any liability arising from a breach of professional duty, whether owed in contract or otherwise, by reason of any act or omission of the Consultant in providing the Services.

Section 12 - Governing Law.

This Agreement shall be interpreted, governed and construed under the laws of the State of Florida as if it were executed and performed wholly within the State of Florida.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the Effective Date.

Consultant

/s/ Joseph Hernon

By: Joseph Hernon

Red Cat Holdings, Inc.

/s/ Jeff Thompson

By: Jeff Thompson

Title: CEO

EXHIBIT A

Section A - Scope of Services

During the term of this Agreement, Consultant shall report directly to the Contractor’s Board of Directors or the Company’s Chief Financial Officer (either the “Supervisor”). Consultant’s duties under this Agreement shall consist of providing consulting advice in response to specific requests for such services by the Supervisor.

Consultant shall not enter into any agreements, commitments or subcontracts or retain, hire or employ the services of subcontractors, third parties or others without the prior written approval of the Supervisor.

Section B - Period of Performance

The term of this Agreement shall begin upon the Effective Date and will continue thereafter until the end of the day on June 30, 2027 unless sooner terminated pursuant to the provisions of this Agreement (such earliest date is the “Expiration Date”).

Section C - Compensation

Paragraph 1 - Consulting Fees.

a. Fixed Fee. For the period from the Effective Date through June 30, 2024, Consultant shall be paid at annualized rate of $230,000 with installment payments being provided to Consultant once per month in March 2024 and July 2024 and twice per month from April 2024 through June 2024. This fixed fee amount shall in all cases be paid to Consultant except payments shall promptly terminate in the event of Consultant’s death or termination due to Disability, Consultant’s breach of his obligations to Contractor, or Consultant’s termination for Cause by Contractor.

b. Variable Fee. For the period from July 1, 2024 through the Expiration Date, Consultant shall be paid at the hourly rate of $350 for Services actually performed by Consultant in response to written requests for such Services by Supervisor.

Paragraph 2 - Out of Pocket Expenses.

Consultant shall be reimbursed for all reasonable out of pocket expenses incurred by Consultant in performing the Services pursuant to this Agreement provided Consultant receives written approval from the Supervisor prior to incurring such expenses.

Paragraph 3 - Statements.

Consultant shall provide Contractor with a statement of its Services and out-of-pocket expenses within ten days after the end of each calendar month covering the previous calendar month’s charges. Consultant shall keep records of the hours worked on behalf of Contractor, together with an explanation of the Services performed during such time period. Consultant shall provide Contractor with a copy of such records with its monthly statement.

Consultant shall provide its statement to:

Attention: Chief Financial Officer
Red Cat Holdings, Inc.
15 Ave. Munoz Rivera Ste 5
San Juan, Puerto Rico 00901-2510